CONTACT:	FOR IMMEDIATE RELEASE
John K. Schmidt	June 12, 2013
Chief Operating Officer
Chief Financial Officer
(563) 589-1994
jschmidt@htlf.com

Heartland Financial USA, Inc. and Morrill Bancshares, Inc.
Announce Signing of Definitive Merger Agreement

Dubuque, Iowa, June 12, 2013- Heartland Financial USA, Inc. (NASDAQ: HTLF) announced today that it has entered into a definitive merger agreement with Morrill Bancshares, Inc., based in Merriam, Kansas. Morrill is the parent of Morrill & Janes Bank and Trust Company, a commercial bank serving the greater Kansas City and northeast Kansas markets.

Morrill & Janes Bank and Trust Company is the first state-chartered bank in Kansas, doing business since 1871. As of March 31, 2013, the bank had assets of approximately $751 million, loans of $366 million and deposits of $598 million. The bank operates 11 offices with a total of 110 employees. After the merger, Heartland will serve ten states (6 Midwestern and 4 Western) with 79 banking locations and assets of $5.6 billion.

According to terms of the agreement, Morrill Bancshares, Inc. will merge into Heartland and Morrill & Janes Bank and Trust Company will become a subsidiary of Heartland, operating under its present name and management team as Heartland's tenth state-chartered bank. The stockholders of Morrill Bancshares, Inc. will receive Heartland common stock and cash that together are valued at approximately $61.5 million.

The transaction is subject to approval by bank regulatory authorities and expected to close no later than October 31, 2013. The companies expect to complete the systems conversion during the first quarter of 2014.

“We welcome Morrill & Janes Bank and Trust Company as the newest member of the Heartland organization,” said Lynn B. Fuller, chairman, president and CEO of Heartland. “We are excited to expand the Heartland independent community banking business model into the Kansas City and northeast Kansas markets. Like all the Heartland banks, Morrill & Janes Bank and Trust Company has a strong commitment to community banking. Our proven strategy of providing the 'Big Bank Punch with the Small Bank Touch' will preserve the rich tradition of superior service at Morrill & Janes Bank and Trust Company, while providing expanded product offerings and innovative delivery channels.

“We anticipate this transaction will be accretive to Heartland earnings per share within the first year following the systems integration through the implementation of operating efficiencies and synergies already identified.

“We are acquiring a talented team of local commercial banking professionals and staff with an excellent knowledge of the community and the clients they serve,” added Fuller.

Kurt M. Saylor, Chairman and CEO of Morrill Bancshares, Inc. will join the Heartland board of directors following the transaction closing and will continue as Chairman and CEO of Morrill & Janes Bank and Trust Company. Saylor

said, "We are delighted to reach this agreement with Heartland and look forward to joining such a high-quality organization. This is a great opportunity for our customers, who will enjoy a broader selection of banking products and will continue to deal directly with our current staff. It is a wonderful opportunity for our staff who can continue to work in a professional and proven financial services organization with quality benefits and professional growth opportunities to advance their banking careers.

“Among the many alternatives for merger partners, we found Heartland to be the most attractive,” added Saylor. “The company has an excellent reputation, is financially sound, operates under a proven business model and is well-known as a forward-thinking business with a successful track record with acquisitions.”

Keefe, Bruyette and Woods served as investment advisor to Heartland; Hovde Group acted as financial advisor to Morrill Bancshares, Inc.

Additional Contact:
Kurt Saylor, Chairman and CEO, Morrill Bancshares, Inc.
Phone: 913-677-4500

About Heartland Financial USA, Inc.
Heartland Financial USA, Inc., one of Forbes 2013 “Best Banks in America,” is a $4.9 billion diversified financial services company providing banking, mortgage, wealth management, investment, insurance and consumer finance services to individuals and businesses. Heartland currently has 68 banking locations in 46 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado and Minnesota and loan production offices in California, Nevada, Wyoming, Idaho and North Dakota. Additional information about Heartland Financial USA, Inc. is available at www.htlf.com.

About Morrill Bancshares, Inc.
Morrill Bancshares, Inc. is the parent company of Morrill & Janes Bank and Trust Company, the first state chartered bank in Kansas, doing business since 1871. The bank has a long history of community involvement and exists to create and serve happy customers. Morrill & Janes Bank and Trust Company is well-known in northeast Kansas and the Kansas City market as a leader in commercial and retail banking.

Safe Harbor Statement
This release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland's financial condition, results of operations, plans, objectives, future performance and business. Although these forward-looking statements are based upon the beliefs, expectations and assumptions of Heartland's management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements. These factors, which are detailed in the risk factors included in Heartland's Annual Report on Form 10-K filed with the Securities and Exchange Commission, include, among others: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the potential impact of acquisitions, (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x) unexpected outcomes of existing or new litigation involving the Company; and (xii) changes in accounting policies and practices. All statements in this release, including forward-looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.

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